Exhibit 99.1

For Immediate Release

VPG Reports Third Quarter Adjusted Revenue of $87.4 Million;

Orders Exceed $100 Million and Reflects Continued Strength in Key Markets

CHESTERBROOK, Pa. (November 4, 2026) - Vishay Precision Group, Inc. (NYSE: VPG), a leader in precision measurement and sensing technologies, today announced its results for its fiscal 2026 third quarter ended October 3, 2026.

Third Fiscal Quarter Highlights (comparisons are to the comparable period a year ago):

•	GAAP net revenues of $85.1 million; adjusted net revenues* of $87.4 million.
•	GAAP net revenues reduced by $2.3 million of tariff refunds passed through to customers, with no impact on gross profit.
•	Gross profit margin was 40.2% as compared to 40.3%.
•	Adjusted gross profit margin* was 39.3%, as compared to 40.5%.
•	Operating margin was 3.2% as compared to 12.7%.
•	Adjusted operating margin* was 4.9%, as compared to 6.9%.
•	Diluted net earnings per share of $0.04 as compared to diluted net earnings per share of $0.59.
•	Adjusted diluted net earnings per share* of $0.14 as compared to $0.30.
•	GAAP adjusted tax rate of 48% was higher than first-half 2026 runrate due to shift in the geographic mix of income, which reduced diluted net earnings per share by $0.03.
•	Adjusted EBITDA* was $8.2 million with an adjusted EBITDA margin* of 9.4%.

Ziv Shoshani, Chief Executive Officer of VPG, commented, “Adjusted revenue of $87.4 million in the third quarter grew 4.1% sequentially and 9.6% from the prior year. We also delivered another strong quarter of bookings with orders exceeding $100 million, which resulted in an adjusted consolidated book-to-bill of 1.17, our eighth consecutive quarter with consolidated book-to-bill at or above 1.0. Sensor bookings reached a record, driven by continued strength in AI-driven applications, including demand for our precision resistors in semiconductor equipment, data center and fiber-optic applications, as well as continued demand in aerospace and defense. Importantly, all three reporting segments achieved book-to-bill ratios of 1.0 or better. Regarding humanoid robots, we are preparing for the anticipated production ramp up, with timing aligned to our customer’s updated production schedule. These results demonstrate the strength of our differentiated technology portfolio and our growing participation in attractive secular growth markets.”

Mr. Shoshani added: "We made solid progress on profitability and cash generation, improving gross margin and EBITDA sequentially while generating $5.5 million of adjusted free cash flow. Our cost savings initiatives continued on pace to achieve the $6 million of savings targeted for 2026.  Given our continued strong order activity and a growing backlog, we see revenue momentum into 2027 and expect to realize the operating leverage in our target model as revenues continue to grow."

Third Fiscal Quarter and Nine-Months Financial Trends:

The Company's third fiscal quarter 2026 net earnings attributable to VPG stockholders were $0.6 million, or $0.04 per diluted share, compared to net earnings of $7.9 million or $0.59 per diluted share, in the third fiscal quarter of 2025. The third fiscal quarter operating income included $3.4 million related to unfavorable currency exchange rates compared to the prior year.

In the nine fiscal months ended October 3, 2026, net loss attributable to VPG stockholders was $1.5 million or $0.11 per diluted share, compared to net earnings of $7.2 million, or $0.54 per diluted share, in the nine fiscal months ended September 27, 2025. The operating income for the nine fiscal months ended October 3, 2026 included $8.1 million related to unfavorable currency exchange rates compared to the same period a year ago.

The third fiscal quarter 2026 adjusted net earnings* were $1.8 million, or $0.14 per adjusted diluted share*, compared to adjusted net earnings* of $3.9 million or $0.30 per adjusted diluted share* in the third fiscal quarter of 2025.

In the nine fiscal months ended October 3, 2026, adjusted net earnings* were $3.3 million, or $0.25 per adjusted diluted share*, compared to adjusted net earnings* of $7.4 million, or $0.56 per adjusted diluted share* in the nine fiscal months ended September 27, 2025.

All measures below for segment performance, including revenue and gross profit, exclude the impact of tariff refunds.

Segment Performance:

The Sensors segment bookings in the third fiscal quarter of 2026 of $51.7 million grew 7.5% sequentially to a record high, resulting in a book-to-bill of 1.35.

The Sensors segment revenues of $38.4 million in the third fiscal quarter of 2026 increased 21.3% from $31.6 million in the third fiscal quarter of 2025. Sequentially, revenues increased 14.8% compared to $33.4 million in the second fiscal quarter of 2026. The year-over-year increase in revenues was primarily attributable to higher sales of precision resistors in the Test and Measurement market. Sequentially, the increase in revenues primarily reflected higher sales of precision resistors and strain gages in the Test and Measurement market.

Gross profit margin for the Sensors segment was 32.4% for the third fiscal quarter of 2026, which decreased from 33.6% in the third fiscal quarter of 2025 and increased from 31.5% in the second fiscal quarter of 2026. Adjusted gross margin* in the third fiscal quarter of 2026 of 32.6% was adjusted for $0.1 million of start-up costs. The year-over-year decrease in gross profit margin was primarily due to unfavorable foreign currency exchange rates and higher manufacturing costs, which were partially offset by higher volume. The sequential increase in gross profit margin was primarily due to higher volume, partially offset by higher manufacturing costs.

Third-quarter adjusted bookings for the Weighing Solutions segment of $28.6 million were flat sequentially, resulting in a book-to-bill of 1.06.

The Weighing Solutions segment net revenues were $24.6 million.  Adjusted net revenues* were $26.9 million in the third fiscal quarter of 2026, which decreased 2.2% from $27.5 million in the third fiscal quarter of 2025.  Sequentially, adjusted net revenues* decreased 11.3% compared to $30.3 million in the second fiscal quarter of 2026. The year-over-year decrease in adjusted net revenues* was mainly attributable to lower sales in the Industrial Weighing market. Sequentially, adjusted net revenues* decreased in the Transportation, Industrial Weighing and General Industrial markets.

Gross profit margin for the Weighing Solutions segment was 37.6% for the third fiscal quarter of 2026, which decreased from gross profit margin of 40.3% in the third fiscal quarter of 2025 and increased from 37.3% in the second fiscal quarter of 2026. Adjusted gross margin* in the third fiscal quarter of 2026 of 34.6% based on adjusted net revenues*, excludes $0.1 million of start-up costs. The year-over-year decrease in adjusted gross profit margin* was primarily due to unfavorable product mix and reduction in inventory. The sequential decrease in adjusted gross profit margin* primarily reflected lower volume.

The Measurement Systems segment bookings in the third fiscal quarter of 2026 of $22.2 million grew 18.6% sequentially, resulting in a book-to-bill of 1.01.

The Measurement Systems segment revenues of $22.1 million in the third fiscal quarter of 2026 increased 7.6% from $20.6 million in the third fiscal quarter of 2025. Sequentially, revenues increased 9.7% compared to $20.2 million in the second fiscal quarter of 2026. The year-over-year increase was primarily attributable to higher revenue in the AMS market. Sequentially, the increase in revenue was primarily due to higher sales in the Steel market.

Gross profit margin for the Measurement Systems segment was 56.5% for the third fiscal quarter of 2026, which increased from 50.5% in the third fiscal quarter of 2025, and increased from 52.5% in the second fiscal quarter of 2026. The year-over-year and sequential increases in gross profit margin were primarily due to higher volume and favorable product mix.

Near-Term Outlook

“For the fourth fiscal quarter of 2026 at constant third fiscal quarter 2026 foreign currency exchange rates, we expect net revenues to be in the range of $84 million to $91 million. Our guidance excludes fourth-quarter tariff refunds to customers which will have no impact on profits,” said Mr. Shoshani.

*Use of Non-GAAP Financial Information:

Beginning in fiscal 2026, the Company revised its definition of certain non-GAAP financial measures to exclude share-based compensation expense in addition to the other items described below. This change was made in light of the Company’s evolving compensation structure following recent organizational changes, including the hiring of senior executives and the expansion of equity-based incentive programs to attract and retain key talent.

Management believes that excluding share-based compensation expense in certain non-GAAP financial measures provides investors with additional insight into the Company’s core operating performance and enhanced understanding of business trends across reporting periods, including those in comparison to its main peer companies.

Share-based compensation expense will continue to be reflected in the Company's GAAP financial results and will be set forth in a specific line item in the reconciliation table between GAAP and non-GAAP measures. Prior-period non-GAAP financial measures have been recast to conform to the current presentation.

The Company defines "adjusted net revenue" as net revenue less tariff refunds returned to customers. “Adjusted gross profit margin” is gross profit margin before start-up costs and acquisition purchase accounting adjustments. “Adjusted operating margin” is defined as operating margin before start-up costs, acquisition purchase accounting adjustments, restructuring costs, severance costs, share-based compensation expense, and gain on asset held for sale. “Adjusted net earnings” and “adjusted diluted net earnings per share” are defined as net earnings attributable to VPG stockholders before start-up costs, acquisition purchase accounting adjustments, restructuring costs, severance costs, share-based compensation expense, foreign currency exchange gains and losses and associated tax effects, and gain on asset held for sale. We define “Adjusted EBITDA” as earnings before interest, taxes, depreciation, and amortization, start-up costs, acquisition purchase accounting adjustments, restructuring costs, severance costs, foreign currency exchange gains and losses, share-based compensation expense, and gain on asset held for sale.

“Adjusted free cash flow” for the third fiscal quarter of 2026 is defined as the amount of cash generated from operating activities ($11.1 million) in excess of capital expenditures ($5.6 million), net of proceeds, if any, from the sale of assets ($0.0 million).

Management believes that these non-GAAP measures are useful to investors because each present what management views as our core operating results for the relevant period. The adjustments to the applicable GAAP measures relate to occurrences or events that are outside of our core operations, and management believes that the use of these non-GAAP measures provides a consistent basis to evaluate our operating profitability and performance trends across comparable periods. These reconciling items are indicated on the accompanying reconciliation schedules and are more fully described in VPG’s consolidated financial statements presented in our Annual Report on Form 10-K and Quarterly Reports on Forms 10-Q.

Conference Call and Webcast:

A conference call will be held on Wednesday, November 4, 2026 at 9:00 a.m. ET (8:00 a.m. CT). To access the conference call, interested parties may call 1-888-596-4144 or internationally +1-646-968-2525 and use passcode 6155497, or log on to the investor relations page of the VPG website at ir.vpgsensors.com. A replay will be available approximately one hour after the completion of the call by calling toll-free 1-800-770-2030 or internationally +1-609-800-9909 and by using passcode 6155497. The replay will also be available on the “Events” page of investor relations section of the VPG website at ir.vpgsensors.com.

About VPG:

Vishay Precision Group, Inc. (VPG) is a leader in precision measurement and sensing technologies. Our sensors, weighing solutions and measurement systems optimize and enhance our customers’ product performance across a broad array of markets to make our world safer, smarter, and more productive. To learn more, visit VPG at www.vpgsensors.com and follow us on LinkedIn.

Forward-Looking Statements:

From time to time, information provided by us, including, but not limited to, statements in this press release, or other statements made by or on our behalf, may contain or constitute “forward-looking” information within the meaning of the Private Securities Litigation Reform Act of 1995. Such statements involve a number of risks, uncertainties, and contingencies, many of which are beyond our control, which may cause actual results, performance, or achievements to differ materially from those anticipated. Such statements are based on current expectations only, and are subject to certain risks, uncertainties, and assumptions. Should one or more of these risks or uncertainties materialize, or should underlying assumptions prove incorrect, actual results may vary materially from those anticipated, expected, estimated, or projected. Among the factors that could cause actual results to materially differ include: general business and economic conditions; significant developments from the recent and potential changes in tariffs and trade regulation; impact of inflation; potential issues respecting the United States federal government debt ceiling; global labor and supply chain challenges; difficulties or delays in identifying, negotiating and completing acquisitions and integrating acquired companies; the inability to realize anticipated synergies and expansion possibilities; difficulties in new product development; changes in competition and technology in the markets that we serve and the mix of our products required to address these changes; changes in foreign currency exchange rates; political, economic, and health (including pandemics) instabilities; instability or disruption caused by military hostilities in the regions or countries in which we operate (including Israel); difficulties in implementing our cost reduction strategies, such as underutilization of production facilities, labor unrest or legal challenges to our lay-off or termination plans, operation of redundant facilities due to difficulties in transferring production to achieve efficiencies; compliance issues under applicable laws, such as export control laws, including the outcome of our voluntary self-disclosure of export control non-compliance; our ability to execute our corporate strategy and business continuity, operational and budget plans; and other factors affecting our operations, markets, products, services, and prices that are set forth in our Annual Report on Form 10-K for the fiscal year ended December 31, 2025. We caution you not to place undue reliance on forward-looking statements, which speak only as of the date of this report or as of the dates otherwise indicated in such forward-looking statements. We undertake no obligation to publicly update or revise any forward-looking statements, whether as a result of new information, future events, or otherwise.

Contact:

Steve Cantor

Vishay Precision Group, Inc.

781-222-3516

info@vpgsensors.com

VISHAY PRECISION GROUP, INC.

Consolidated Condensed Statements of Operations

(Unaudited - In thousands, except per share amounts)

	Fiscal Quarter Ended
	October 3, 2026	September 27, 2025
Net revenues (a)	$85,071	$79,728
Costs of products sold (b)	50,890	47,603
Gross profit	34,181	32,125

Selling, general and administrative expenses	31,195	27,296
Gain on asset held for sale	—	(5,544)
Restructuring costs	275	214
Operating income	2,711	10,159

Other expense:
Interest expense	(272)	(425)
Other	398	159
Other income (expense)	126	(266)

Income before taxes	2,837	9,893

Income tax expense	2,053	1,961

Net earnings	784	7,932
Less: net earnings attributable to noncontrolling interests	225	74
Net earnings attributable to VPG stockholders	$559	$7,858

Basic earnings per share attributable to VPG stockholders	$0.04	$0.59
Diluted earnings per share attributable to VPG stockholders	$0.04	$0.59

Weighted average shares outstanding - basic	13,320	13,279
Weighted average shares outstanding - diluted	13,431	13,344

(a) Net revenues for the fiscal quarter ended October 3, 2026 are reduced by $2.3 million for tariff refunds passed through to customers, with no impact on gross profit.
(b) Costs of product sold for the fiscal quarter ended October 3, 2026 are reduced by $2.3 million for tariff refunds received from the U.S. government, with no impact on gross profit.

VISHAY PRECISION GROUP, INC.

Consolidated Condensed Statements of Operations

(Unaudited - In thousands, except per share amounts)

	Nine Fiscal Months Ended
	October 3, 2026	September 27, 2025
Net revenues (a)	$253,359	$226,630
Costs of products sold (b)	153,864	136,866
Gross profit	99,495	89,764

Selling, general and administrative expenses	95,241	81,708
Gain on asset held for sale	—	(5,544)
Restructuring costs	1,498	793
Operating income	2,756	12,807

Other expense:
Interest expense	(945)	(1,525)
Other	(987)	(1,781)
Other expense	(1,932)	(3,306)

Income before taxes	824	9,501

Income tax expense	2,033	2,220

Net (loss) earnings	(1,209)	7,281
Less: net earnings attributable to noncontrolling interests	271	117
Net (loss) earnings attributable to VPG stockholders	$(1,480)	$7,164

Basic (loss) earnings per share attributable to VPG stockholders	$(0.11)	$0.54
Diluted (loss) earnings per share attributable to VPG stockholders	$(0.11)	$0.54

Weighted average shares outstanding - basic	13,283	13,260
Weighted average shares outstanding - diluted	13,283	13,307

(a) Net revenues for the nine fiscal months ended October 3, 2026 are reduced by $2.3 million for tariff refunds passed through to customers, with no impact on gross profit.
(b) Costs of product sold for the nine fiscal months ended October 3, 2026 are reduced by $2.3 million for tariff refunds received from the U.S. government, with no impact on gross profit.

VISHAY PRECISION GROUP, INC.

Consolidated Condensed Balance Sheets

(In thousands)

	October 3, 2026	December 31, 2025
	(Unaudited)
Assets
Current assets:
Cash and cash equivalents	$80,853	$87,366
Accounts receivable, net	63,100	56,348
Inventories:
Raw materials	32,566	32,760
Work in process	31,841	25,794
Finished goods	22,926	24,269
Inventories, net	87,333	82,823

Prepaid expenses and other current assets	23,574	20,425
Total current assets	254,860	246,962

Property and equipment:
Land	2,363	2,382
Buildings and improvements	80,810	78,737
Machinery and equipment	143,284	137,230
Software	12,270	11,692
Construction in progress	4,839	4,162
Accumulated depreciation	(165,794)	(158,123)
Property and equipment, net	77,772	76,080

Goodwill	47,046	47,367
Intangible assets, net	35,128	38,227
Operating lease right-of-use assets	22,071	22,892
Other non-current assets	26,435	24,361
Total assets	$463,311	$455,889

VISHAY PRECISION GROUP, INC.

Consolidated Condensed Balance Sheets

(In thousands)

	October 3, 2026	December 31, 2025
	(Unaudited)
Liabilities and equity
Current liabilities:
Trade accounts payable	$16,120	$10,530
Payroll and related expenses	22,176	19,569
Other accrued expenses and other current liabilities	27,826	20,833
Current portion of operating lease liabilities	4,857	4,347
Total current liabilities	70,979	55,279

Long-term debt	15,668	20,583
Deferred income taxes	3,663	3,834
Operating lease liabilities	18,418	19,547
Other non-current liabilities	14,740	14,200
Accrued pension and other postretirement costs	6,449	6,219
Total liabilities	129,917	119,662

Equity:
Common stock, par value $0.10 per share: 25,000,000 shares authorized; 12,297,543 shares outstanding as of October 3, 2026 and 12,256,197 shares outstanding as of December 31, 2025	1,344	1,340
Class B convertible common stock, par value $0.10 per share: 3,000,000 shares authorized; 1,022,887 shares outstanding as of October 3, 2026 and December 31, 2025	103	103
Treasury stock, at cost - 1,137,995 shares held at October 3, 2026 and December 31, 2025	(25,335)	(25,335)
Capital in excess of par value	206,275	204,360
Retained earnings	195,790	197,270
Accumulated other comprehensive loss	(44,813)	(41,367)
Total Vishay Precision Group, Inc. stockholders' equity	333,364	336,371
Noncontrolling interests	30	(144)
Total equity	333,394	336,227
Total liabilities and equity	$463,311	$455,889

VISHAY PRECISION GROUP, INC.

Consolidated Condensed Statements of Cash Flows

(Unaudited - In thousands)

	Nine Fiscal Months Ended
	October 3, 2026	September 27, 2025
Operating activities
Net (loss) earnings	$(1,209)	$7,281
Adjustments to reconcile net earnings to net cash provided by operating activities:
Depreciation and amortization	12,482	11,878
(Gain) loss on sale of property and equipment	(137)	64
Gain on asset held for sale	—	(5,544)
Share-based compensation expense	2,285	1,550
Inventory write-offs for obsolescence	2,054	2,334
Deferred expense taxes	(1,409)	(2,322)
Foreign currency impacts and other items	517	270
Net changes in operating assets and liabilities:
Accounts receivable	(7,497)	(6,223)
Inventories	(7,398)	(2,084)
Prepaid expenses and other current assets	(3,462)	(2,863)
Trade accounts payable	4,817	323
Other current liabilities	10,365	6,499
Other non current assets and liabilities, net	(386)	(1,335)
Accrued pension and other postretirement costs, net	(281)	126
Net cash provided by operating activities	10,741	9,954

Investing activities
Capital expenditures	(10,624)	(4,953)
Proceeds from sale of property and equipment	301	10,891
Net cash (used in) provided investing activities	(10,323)	5,938

Financing activities
Repayments on revolving facility	(5,000)	(11,000)
(Distributions) contributions from noncontrolling interests	(96)	36
Payments of employee taxes on certain share-based arrangements	(375)	(256)
Net cash used in financing activities	(5,471)	(11,220)
Effect of exchange rate changes on cash and cash equivalents	(1,460)	2,309
(Decrease) increase in cash and cash equivalents	(6,513)	6,981
Cash and cash equivalents at beginning of period	87,366	79,272
Cash and cash equivalents at end of period	$80,853	$86,253

Supplemental disclosure of investing transactions:
Capital expenditures accrued but not yet paid	$1,817	$1,239

VISHAY PRECISION GROUP, INC.

Schedule of Adjusted Revenues and Gross Profit

(Unaudited - In thousands)

	Fiscal Quarter Ended		Nine Fiscal Months Ended
	October 3, 2026		October 3, 2026
	GAAP (a)	Adjusted (b)	GAAP (a)	Adjusted (b)
Net revenues	$ 85,071	$ 87,409	$ 253,359	$ 255,697
Gross profit	34,181	34,181	99,495	99,495

(a) Net revenues for the fiscal quarter ended October 3, 2026 and nine fiscal months ended October 3, 2026 are reduced by $2.3 million for tariff refunds passed through to customers, with no impact on gross profit.

(b) Adjusted net revenues for the third fiscal quarter ended October 3, 2026 and nine fiscal months ended October 3, 2026 exclude $2.3 million related to tariff refunds expected to be passed through to customers, with no impact on gross profit.

VISHAY PRECISION GROUP, INC.

Reconciliation of Consolidated Adjusted Gross Profit, Operating Income, Net Earnings Attributable to VPG Stockholders and Diluted Earnings Per Share

(Unaudited - In thousands)

	Gross Profit		Operating Income		Net Earnings Attributable to VPG Stockholders		Diluted Earnings Per share
Three months ended	October 3, 2026	September 27, 2025	October 3, 2026	September 27, 2025	October 3, 2026	September 27, 2025	October 3, 2026	September 27, 2025
As reported - GAAP	$34,181	$32,125	$2,711	$10,159	$559	$7,858	$0.04	$0.59
As reported - GAAP Margins	40.2%	40.3%	3.2%	12.7%	—	—	-	—
Start-up costs (a)	141	37	141	37	141	37	0.01	0.00
Acquisition purchase accounting adjustments (b)	—	111	—	111	—	111	-	0.01
Restructuring costs	—	—	275	214	275	214	0.02	0.02
Severance cost	—	—	391	—	391	—	0.03	—
Share-based compensation cost (c)		—	730	490	730	490	0.06	0.04
Foreign currency exchange (gain) loss	—	—	—	—	(414)	101	(0.03)	0.01
Less: Gain on asset held for sale (d)	—	—	—	5,544	—	5,544	-	0.42
Less: Tax effect of reconciling items and discrete tax items (e)	—	—	—	—	(161)	(627)	(0.01)	(0.05)
As Adjusted - Non GAAP	$34,322	$32,273	$4,248	$5,467	$1,843	3,894	$0.14	$0.30
As Adjusted - Non GAAP Margins (f)	39.3%	40.5%	4.9%	6.9%

	Gross Profit		Operating Income		Net (Loss) Earnings Attributable to VPG Stockholders		Diluted (Loss) Earnings Per share
Nine Fiscal Months Ended	October 3, 2026	September 27, 2025	October 3, 2026	September 27, 2025	October 3, 2026	September 27, 2025	October 3, 2026	September 27, 2025
As reported - GAAP	$99,495	89,764	$2,756	12,807	$(1,480)	7,164	$(0.11)	0.54
As reported - GAAP Margins	39.3%	39.6%	1.1%	5.7%	—	—	—	—
Start-up costs (a)	141	757	141	757	141	757	$0.01	0.06
Acquisition purchase accounting adjustments (b)	—	111	—	111	—	111	$—	0.01
Restructuring costs	—	—	1,498	793	1,498	793	$0.11	0.06
Severance cost	—	—	587	398	587	398	$0.04	0.03
Share-based compensation cost (c)	—	8	2,285	1,548	2,285	1,548	$0.18	0.12
Foreign currency exchange loss	—	—	—	—	1,073	2,836	$0.08	0.21
Less: Gain on asset held for sale (d)	—	—	—	5,544	—	5,544	$—	0.42
Less: Tax effect of reconciling items and discrete tax items	—	—	—	—	767	616	$0.06	0.05
As Adjusted - Non GAAP	$99,636	$90,640	$7,267	$10,870	$3,337	$7,448	$0.25	$0.56
As Adjusted - Non GAAP Margins (f)	39.0%	40.0%	2.8%	4.8%

(a) Start-up costs following manufacturing relocations

(b) Nokra GmbH acquisition

(c) Share-based compensation cost excluded for non-GAAP results, beginning in fiscal 2026, with prior period comparability

(d) Gain on Sale of Manufacturing Facility in Kent, Washington

(e) Includes tax item arising from changes in the geographic mix of pre-tax income, which affected the Company's estimated annual effective tax rate

(f) Based on Adjusted Revenue

VISHAY PRECISION GROUP, INC.

Reconciliation of Adjusted Gross Profit by segment

(Unaudited - In thousands)

	Fiscal Quarter Ended
	October 3, 2026	September 27, 2025	July 4, 2026
Sensors
Net revenues	38,365	31,624	33,418

As reported - GAAP	12,447	10,626	10,523
As reported - GAAP Margins	32.4%	33.6%	31.5%
Start-up costs	63	37	—
As Adjusted - Non GAAP	12,510	10,663	10,523
As Adjusted - Non GAAP Margins	32.6%	33.7%	31.5%

Weighing Solutions
Adjusted net revenues - Non GAAP (a)	26,923	27,538	30,349

As reported - GAAP	9,243	11,110	11,325
As reported - GAAP Margins	37.6%	40.3%	37.3%
Start-up costs	78	—	—
As Adjusted - Non GAAP	9,321	11,110	11,325
As Adjusted - Non GAAP Margins	34.6%	40.3%	37.3%

Measurement Systems
Net revenues	22,121	20,566	20,169

As reported - GAAP	12,491	10,389	10,591
As reported - GAAP Margins	56.5%	50.5%	52.5%
Acquisition purchase accounting adjustments	—	111	—
As Adjusted - Non GAAP	12,491	10,500	10,591
As Adjusted - Non GAAP Margins	56.5%	51.1%	52.5%

(a) Adjusted net revenues for Weighing solutions segment for the fiscal quarter ended October 3, 2026 exclude $2.3 million related to tariff refunds expected to be passed through to customers.

VISHAY PRECISION GROUP, INC.

Reconciliation of Adjusted EBITDA

(Unaudited - In thousands)

	Fiscal Quarter Ended
	October 3, 2026	September 27, 2025	July 4, 2026
Net earnings (loss) attributable to VPG stockholders	$559	$7,858	$(1,720)
Interest Expense	272	425	345
Income tax expense (benefit)	2,053	1,961	(148)
Depreciation	3,214	3,003	3,093
Amortization	982	986	984
Restructuring costs	275	214	773
Severance cost	391	—	196
Start-up costs (a)	141	37	—
Acquisition purchase accounting adjustments (b)	—	111	—
Share-based compensation cost (c)	730	490	718
Foreign currency exchange (gain) loss	(414)	101	1,244
Gain on asset held for sale (d)	—	(5,544)	—
ADJUSTED EBITDA	$8,203	$9,642	$5,485
ADJUSTED EBITDA MARGIN (e)	9.4%	12.1%	6.5%

(a) Start-up costs following manufacturing relocations

(b) Nokra GmbH acquisition

(c) Share-based compensation cost excluded for non-GAAP results, beginning in fiscal 2026, with prior period comparability

(d) Gain on Sale of Manufacturing Facility in Kent, Washington

(e) Based on Adjusted Revenue